Exhibit 23.3

Tel:	212-885-8000	100 Park Avenue
Fax:	212-697-1299	New York, NY 10017
www.bdo.com

Consent of Independent Registered Public Accounting Firm

NorthEast Community Bancorp, Inc.

White Plains, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements of NorthEast Community Bancorp, Inc. as of and for the year ended December 31, 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

September 29, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.